Exhibit 99.1

Financial Statements and Supplemental Schedules

Robbins & Myers, Inc. Savings Plan for Union Employees
December 31, 2004 and 2003 and for the Year Ended December 31, 2004
With Report of Independent Auditors

Robbins & Myers, Inc. Savings Plan for Union Employees

Financial Statements and Supplemental Schedules

December 31, 2004 and 2003 and
Year Ended December 31, 2004

Report of Independent Registered Public Accounting Firm

The Corporate Benefits Committee
Robbins & Myers, Inc. Savings Plan for Union Employees

We have audited the accompanying statements of net assets available for benefits of the Robbins & Myers, Inc. Savings Plan for Union Employees as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and 2003 and the changes in its net assets available for benefits for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2004 and the schedule of delinquent participant contributions are presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

April 22, 2005	/s/ Ernst & Young LLP

Robbins & Myers, Inc.
Savings Plan for Union Employees

Statements of Net Assets Available for Benefits

	December 31
	2004	2003

Assets
Investments at fair value	$11,421,506	$10,182,128
Participant loans at estimated fair value	326,121	250,389

Total investments	11,747,627	10,432,517

Contributions receivable:
Employee	88,305	87,447
Employer	22,086	18,601

Total receivables	110,391	106,048

Net assets available for benefits	$11,858,018	$10,538,565

See accompanying notes.

Robbins & Myers, Inc.
Savings Plan for Union Employees

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2004

Additions
Employee contributions	$819,990
Employer contributions	186,521
Dividend income - Robbins & Myers, Inc. common stock	6,327
Dividend and interest income	364,718
Net apreciation in fair value of investments	810,575

Total additions	2,188,131

Deductions
Benefits paid directly to participants	868,678

Total deductions	868,678

Net increase	1,319,453

Net assets available for benefits, at beginning of year	10,538,565

Net assets available for benefits, at end of year	$11,858,018

See accompanying notes.

Robbins & Myers, Inc.
Savings Plan for Union Employees

Notes to Financial Statements

December 31, 2004

1. Description of the Plan

The following description of the Robbins & Myers, Inc. (the Company) Savings Plan for Union Employees (the Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan, which covers hourly employees of Pfaudler, Inc., Chemineer, Inc., and Moyno, who are covered by collective bargaining agreements at their United States operations. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Each year, participants can make pre-tax and/or after-tax basis contributions up to a maximum of 12 percent of annual compensation as defined in the Plan. For Pfaudler employees, the Company contributes an additional 50 percent of the first 6 percent of each participant’s compensation that the participant elects to contribute. For Moyno employees, the Company contributes an additional 20 percent of the first 6 percent of each participant’s compensation. The Company does not make any matching contributions for employees of Chemineer.

Participant Loans

Participants of the Pfaudler, Inc. bargaining unit may borrow from their fund accounts a maximum of the lesser of 50% of their vested account balance or $50,000 reduced by the outstanding balance of loans from the Plan on the date the loan is made. All loans must be repaid in level payments on at least a quarterly basis over a five-year period except if the loan is for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bears interest at a rate commensurate with local prevailing rates.

Distributions

Distributions of vested balances are available upon termination, retirement after attaining age sixty-five, death, or permanent and total disability. Distributions are made in lump sum payments.

Robbins & Myers, Inc.
Savings Plan for Union Employees

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contributions and (b) plan earnings. All amounts in participant accounts are invested in the Plan’s investment options as directed by the participants. Forfeited balances of terminated participants’ non-vested accounts are used to reduce future company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Vesting

Participants are immediately vested in their contributions and any earnings on these contributions. Employees of Pfaudler, Inc. are 100% vested in employer matching contributions immediately. Matching contributions made by the Company for Moyno employees become vested as follows:

Vesting
Years of Vesting Service	Percentage

Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

Administrative Expenses

Brokerage fees and other direct costs of investments are paid by the fund to which the costs are attributable. All other expenses are paid by the Company.

Plan Termination

Although it has not expressed an intent to do so, the Company has the right to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

Robbins & Myers, Inc.
Savings Plan for Union Employees

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Amendments

The Company amended the plan, effective for the 2003 plan year, to make revisions to the timing and form of distributions made, as well as adoption of required minimum distribution terms and certain definitions. The Plan was amended using the model amendment from IRS Revenue Procedure 2002-29 for purposes of complying with the applicable changes made by final Treasury Regulations issued under Section 401(a)(9) of the Internal Revenue Code.

2. Significant Accounting Policies

Basis of Accounting

The Plan maintains its accounting records on the accrual basis of accounting.

Valuation of Investments

The Plan’s investments are stated at fair value. The shares of the common stock and the registered investment companies are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. The units of the common collective trust are based on redemption values on the last business day of the Plan year.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Robbins & Myers, Inc.
Savings Plan for Union Employees

Notes to Financial Statements (continued)

3. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated August 5, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination by the Internal Revenue Service, the Plan was amended (see Note 1). Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt.

4. Investments

The fair value of individual investments that represent 5 percent or more of the Plan’s fair value of assets available for benefits as of December 31 is as follows:

	2004	2003

Robbins & Myers, Inc. common stock	$628,190	$554,624
The Vanguard Group, Inc.:
Shares of registered investment companies:
Prime Money Market Fund	899,792	766,063
Wellington Fund	3,105,844	2,620,480
Windsor II Fund	2,407,687	2,139,818
Small Cap Index Fund	768,501	757,441
500 Index Fund	889,184	791,314
Shares of common/collective trust fund:
Retirement Savings Trust	2,613,868	2,445,660

Robbins & Myers, Inc.
Savings Plan for Union Employees

Notes to Financial Statements (continued)

4. Investments (continued)

During the year ended December 31, 2004, the Plan’s investments (including investments purchased, sold and held during the year) appreciated (depreciated) in fair value as determined by quoted market price as follows:

Net realized
and unrealized
appreciation
(depreciation) in
fair value of
investments
Robbins & Myers, Inc. common stock	$156,324

The Vanguard Group, Inc. (registered investment companies):
Wellington Fund	$132,833
Windsor II Fund	331,827
Small-Cap Index Fund	120,235
International Growth Fund	349
U.S. Growth Fund	796
500 Index Fund	69,474
Total Bond Market Index Fund	(1,263)

Total registered investment companies	$654,251

5. Transactions with Related Parties

As of December 31, 2004 and 2003, the Plan held 26,361 and 29,206 shares, respectively, of Robbins & Myers, Inc. common stock in a company stock fund. During 2004, shares were purchased at a total cost of $283,159 and shares were sold at a total selling price of $365,921.

Supplemental Schedules

Robbins & Myers, Inc.
Savings Plan for Union Employees

Employer Identification Number 31-0424220/ Plan Number 012

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2004

	Description of Investments
	Including Maturity Date
Identity of Issue, Borrower,	Rate of Interest, Collateral,		Current
Lessor or Similar Party	Par or Maturing Value	Cost	Value

Robbins & Myers, Inc. *	26,361 shares of Common Stock	**	$628,190
The Vanguard Group, Inc.:*
Wellington Fund	102,877 units of Registered Investment Company	**	3,105,844
Windsor II Fund	78,350 units of Registered Investment Company	**	2,407,687
Retirement Savings Trust	2,613,868 units of Common Collective Trust	**	2,613,868
U.S. Growth Fund	723 units of Registered Investment Company	**	11,697
International Growth Fund	134 units of Registered Investment Company	**	2,523
500 Index Fund	7,965 units of Registered Investment Company	**	889,184
Prime Money Market Fund	899,792 units of Registered Investment Company	**	899,792
Small Cap Index Fund	28,654 units of Registered Investment Company	**	768,501
Total Bond Market Index Fund	9,174 units of Registered Investment Company	**	94,220
Participant Loans	Interest rates from 5.00%- 6.50%	**	326,121

			$11,747,627

*	Party-in-interest to the Plan.

**	Cost of asset is not required to be disclosed as investment is participant-directed.

Robbins & Myers, Inc.
Savings Plan for Union Employees

Employer Identification Number 31-0424220/ Plan Number 012

Schedule H, Line 4a – Schedule of Delinquent Participant Contributions

Year Ended December 31, 2004

Participant Contributions	Total that Constitute
Transferred Late to the Plan	Nonexempt Prohibited Transactions

$636,776	$636,776